Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by 9060669 Canada Inc. (f/k/a 1011773 B.C. Unlimited Liability Company) (“Holdings”) and New Red Canada Limited Partnership (f/k/a New Red Canada Partnership) (“Partnership”) with the U.S. Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus, information statement and/or management proxy circular contained therein and any amendment or supplement thereto, as a person who is to become a director of Holdings upon consummation of the transactions contemplated in the Arrangement Agreement and Plan of Merger, dated as of August 26, 2014, by and among Tim Hortons Inc., a corporation organized under the laws of Canada, Burger King Worldwide, Inc., Holdings, Partnership, Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned subsidiary of Partnership, and 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned subsidiary of Partnership, and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 3, 2014

BY:	/s/ Marc Caira
Marc Caira